Sub-Item  77M
Mergers
Janus Adviser Small Cap Value Fund
Janus Adviser Mid Cap Value Fund
333-33978, 811-09885

On April 21, 2003 Janus Adviser Small Cap Value Fund was the surviving fund in a reorganization. All of the assets and liabilities of Berger Small Cap Value Fund II - Investor Shares, Berger Small Cap Value Fund II - Institutional Shares and Berger Small Cap Value Fund II - Service Shares were transferred to Janus Adviser Small Cap Value Fund. The circumstances and details of the the merger are contained in the January 29, 2003 SEC Filing, Conformed Submission Type DEF14A, accession number 0001035704-03-000062 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.

On June 2, 2003 Janus Adviser Mid Cap Value Fund was the surviving fund in a reorganization. All of the assets and liabilities of Janus Adviser Strategic Value Fund were transferred to Janus Adviser Mid Cap Value Fund. The circumstances and details of the merger are contained in the March 31, 2003 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950134-03-005018 (File No. 333-103048), and such filing is herein incorporated by reference as an exhibit to Sub-Item 77M Form N-SAR.